Consent of Independent Registered Public Accounting Firm

Gulf Resources, Inc.

We hereby consent to the incorporation by reference of our report, dated September 27, 2024, which appears in the Annual Report on Form 10-K filed with the U.S. Securities Exchange Commission (“SEC”) on September 27, 2024, in the Registration Statement on Form S-8 (file no. 333-207731), relating to the audit of the consolidated balance sheets of Gulf Resources, Inc. (the “Company”) as of December 31, 2023, and the related consolidated statements of consolidated statements of comprehensive income (loss), stockholders’ equity, and cash flows for the year ended December 31, 2023, and the related notes (collectively referred to as the consolidated financial statements).

/s/ GGF CPA LTD

PCAOB ID: 2729

Guangzhou, Guangdong, China

September 27, 2024